UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (the “Company”) for election at the Company’s 2015 annual meeting of stockholders.

On April 2, 2015, H Partners Management, LLC issued the following press release:

H PARTNERS FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH
TEMPUR SEALY 2015 ANNUAL MEETING OF SHAREHOLDERS

Urges Shareholders to Vote “AGAINST” Re-election of Three Directors on the BLUE Proxy Card

New York – April 2, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (NYSE: TPX) with a 10% stake, filed definitive proxy materials with the United States Securities and Exchange Commission.  The definitive proxy materials urge Tempur Sealy shareholders to use the BLUE proxy card to vote “AGAINST” the re-election of three directors to the Tempur Sealy Board of Directors at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015.

The three directors H Partners is urging shareholders to vote “AGAINST” are:

•	Mark Sarvary, President and Chief Executive Officer of Tempur Sealy
•	P. Andrews McLane, Chairman of the Board
•	Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee

“Tempur Sealy’s 140% stock underperformance over the last three years under CEO Mark Sarvary and the current Board is unacceptable, and we believe many other stockholders share our view,” said Usman Nabi of H Partners.  “By voting against the election of Messrs. Sarvary, McLane and Masto, stockholders will send a strong message that they are dissatisfied with the Board’s failure to hold CEO Sarvary accountable for Tempur Sealy’s significant underperformance. We urge shareholders to vote against the CEO and two legacy private equity holdover directors to demonstrate that the status quo is no longer acceptable, and to drive meaningful change.”

Per Tempur Sealy’s Bylaws, any director who does not receive a majority of the votes cast “for” his or her election must promptly tender his or her resignation to the Board.  The Company’s director resignation policy enables shareholders to compel the resignations of Directors Sarvary, McLane and Masto for failing to serve shareholder interests.

Shareholders will be receiving H Partners’ proxy statement and BLUE proxy card shortly and are urged to promptly sign, date and return the card voting “AGAINST” Messrs. Sarvary, McLane and Masto.

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

H Partners Management, LLC, together with the other participants named herein (collectively, “H Partners”), has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (the “Company”) for election at the Company’s 2015 annual meeting of stockholders.

H PARTNERS ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are H Partners Management, LLC (“H Partners Management”), H Partners, LP (“H Partners LP”), H Partners Capital, LLC (“H Partners Capital”), and Rehan Jaffer.  H Partners Management is the investment manager of H Partners LP, H Offshore Fund Ltd. (the “Offshore Fund”, and together with H Partners LP, the “Funds”) and a certain managed account (the “H Partners Account”).

As of the date hereof, H Partners LP directly beneficially owns 3,642,500 shares of Common Stock of the Company (the “Common Stock”).  H Partners Capital, as the general partner of H Partners LP, may be deemed the beneficial owner of the 3,642,500 shares of Common Stock owned by H Partners LP.  As of the date hereof, the Offshore Fund directly beneficially owns 1,367,700 shares of Common Stock.  As of the date hereof, 1,064,800 shares of Common Stock were held in the H Partners Account.  H Partners Management, as the investment manager of the Funds and the H Partners Account, may be deemed the beneficial owner of 6,075,000 shares of Common Stock, which consists of the shares of Common Stock owned by the Funds and held in the H Partners Account.  Mr. Jaffer, as the managing member of H Partners Management and H Partners Capital, may be deemed the beneficial owner of 6,075,000 shares of Common Stock, which consists of the shares of Common Stock owned by the Funds and held in the H Partners Account.